BBX Capital Real Estate,  a subsidiary of BBX Capital, Inc.,

Announces the Sale of Altis Little Havana

FORT LAUDERDALE, Florida – June 8, 2022 -- BBX Capital Real Estate, a wholly-owned subsidiary of BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB),  today announced that its Altis Little Havana joint venture had completed the previously announced sale of Altis Little Havana,  its 224-unit multifamily apartment community located in Miami, Florida. As a result of the transaction,  BBX Capital Real Estate expects to receive a net cash distribution of approximately $9.5 million from the joint venture and recognize equity earnings from its investment in the venture of approximately $8.4 million during the quarter ended June 30, 2022.

The Altis Little Havana joint venture was sponsored and formed by The Altman Companies in 2019 to develop Altis Little Havana.  Construction of Altis Little Havana commenced in 2019 and was completed in 2022.

About BBX Capital Real Estate: BBX Capital Real Estate, a principal holding of BBX Capital, Inc., is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for sale housing communities, and commercial properties located primarily in Florida. In addition, BBX Capital Real Estate owns a 50% equity interest in The Altman Companies, a developer and manager of multifamily rental apartment communities, and anticipates acquiring an additional 40% of The Altman Companies in 2023. BBX Capital Real Estate also manages the legacy assets acquired in connection with the Company’s sale of BankAtlantic in 2012, including portfolios of loans receivable, real estate properties, and judgments against past borrowers. In an effort to diversify its portfolio of real estate developments, BBX Capital Real Estate recently expanded its operating platform to include BBX Logistics Properties, which is currently pursuing investment opportunities in the development of warehouse and logistics facilities. For more information, please visit www.BBXCapitalRealEstate.com.

About The Altman Companies: The Altman Companies, a joint venture between BBX Capital Real Estate and Joel Altman, is engaged in the development, construction, and management of multifamily apartment communities. Since 1968, The Altman Companies and its predecessors have developed, constructed, and managed over 26,000 multifamily units through the United States, including communities in Florida, Michigan, Illinois, Tennessee, Georgia, Texas, and North Carolina. For more information, please visit www.altmancos.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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